Exhibit 16.1

July 1, 2004

Mark Clemens

KPMG LLP

Suite 700

Plaza Tower

600 Anton Boulevard

Costa Mesa, CA 92626.7651

Dear Mark,

This is to confirm that the Cotelligent Board of Directors appointed new auditors yesterday morning, June 30, 2004, at its regularly scheduled Board meeting following the Company’s annual meeting. Accordingly, the Board dismissed KPMG LLP as auditors.

Attached is a copy of our current report on Form 8-K disclosing the dismissal of KPMG and the appointment of Rowbotham & Company as Cotelligent’s independent accountants. We have received your letter indicating the termination of the client-auditor relationship between Cotelligent and KPMG and will attach the letter as an exhibit under Item 7 of our Form 8-K. Please furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the statements contained in the statements under Item 4 of our Form 8-K and if not, please state the respects in which KPMG does not agree.

Sincerely,

/s/ Anthony M. Frank
Anthony M. Frank
Lead Director – Cotelligent Board of Directors

cc:	James Lavelle
Curtis Parker
Dean Samsvick
Julie Flaiz